Exhibit 99.1

FINISH LINE TO EXIT MAN ALIVE

Company Expects Action to Increase Continuing Operations Profitability

Finish Line Reports Preliminary First Quarter Fiscal 2010 Results

INDIANAPOLIS, June 22, 2009 -- The Finish Line, Inc. (Nasdaq: FINL) (the “Company”), one of the nation's largest mall-based specialty retailers, today announced a plan to exit its unprofitable Man Alive business. The Company has entered into a definitive agreement with Man Alive Acquisitions, LLC (“MA”) an entity controlled by Jimmy Khezrie, the owner and operator of Jimmy Jazz stores, under which MA will assume certain assets and liabilities of Man Alive.  The transaction has been approved by the Company’s Board of Directors and is expected to close in early July, subject to customary closing conditions.

Upon exiting the Man Alive business, the Company expects to realize increased profitability from continuing operations.  As previously announced on March 27, 2009 the Company reported pre-tax consolidated operating income for the year ended February 28, 2009 of $40.8 million excluding terminated merger-related income and non-cash impairment charges.  The $40.8 million was attributable to $54.0 million from its Finish Line business offset partially by a loss of $13.2 million from Man Alive.

“This transaction will allow us to exit our unprofitable Man Alive business and focus our time and resources on our successful core Finish Line business and thereby generate enhanced shareholder value,” said Glenn Lyon, the Company's Chief Executive Officer.  “We are confident that MA, through the guidance of Jimmy Jazz an established and growing leader in the urban apparel market, will help Man Alive achieve its true long-term potential.  We very much appreciate the dedication of Lou Spagna, President of Man Alive, and his entire team as they have worked to adjust the Man Alive business to a changed retail climate.  We are proud of all the employees who have worked so hard to serve customers and are pleased that MA has committed to retaining the field staff at the Man Alive locations.”

Under the terms of the definitive agreement, MA will assume certain assets and liabilities of Man Alive (as specified in the purchase agreement), including the 75 retail stores (under both the Man Alive and Decibel names), the leasehold interests and lease liabilities of Man Alive, as well as intellectual property, including the Man Alive and Decibel trademarks and trade names.  The Company will pay approximately $7 million in cash with up to $5 million to be paid at closing and the remaining amount to be paid in 12 equal monthly installments with the first payment made on the first day of the first month following closing.  Upon closing, all Man Alive field staff will be employed by MA.

The disposition of Man Alive will be accounted for as a discontinued operation in the second quarter ending August 29, 2009.  In addition to the cash charge mentioned above, the Company expects to take a pre-tax charge of $13 to $18 million related primarily to inventory and long-term asset write-offs.

Preliminary First Quarter Fiscal 2010 Results

The Company expects to report consolidated net sales of $267.2 million for the thirteen weeks ended May 30, 2009 (“Q1”), a decrease of 7.2% compared to consolidated net sales of $287.9 million for the thirteen weeks ended May 31, 2008 (“Q1LY”).  For Q1, comparable store net sales decreased 3.9% for Finish Line and 39.1% for Man Alive.

The Company, on a consolidated basis, expects to report a loss from continuing operations of approximately $0.6 million, or a $0.01 loss per diluted share for Q1, as compared to income from continuing operations of $0.9 million, or $0.02 per diluted share for Q1LY.  The Company expects to report consolidated pre-tax operating loss for Q1 of $0.9 million.  The Company expects the $0.9 million pre-tax operating loss to be attributable to an operating loss of $3.9 million from Man Alive offset partially by operating income of $3.0 million from Finish Line.

The Company plans to release full results for Q1 on June 25, 2009 at approximately 4:30 p.m. eastern time.

About The Finish Line, Inc.

The Finish Line, Inc. is one of the largest mall-based specialty retailers currently operating under the Finish Line and Man Alive brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company operates 685 Finish Line stores in 47 states and online and 75 Man Alive stores in 19 states and online. To learn more about these brands, visit http://www.finishline.com/ and www.manalive.com.

About MA

MA is an entity established by Jimmy Khezrie Founder of Jimmy Jazz which is based in Brooklyn, New York. Jimmy Jazz stores are well known throughout the eastern United States for over 20 years. Jimmy Jazz has over 80 stores on major streets and malls in the eastern United States, which includes over 30 in the New York Metro area. They offer uniquely inspired original urban fashion, accessories and shoes with high energy and style.

Stores feature premier lifestyle brands including Ed Hardy, Rocawear, Timberland, Akademiks, Baby Phat, Coogi, Adidas Originals, Creative Recreation and Nike, to name a few. They receive merchandise daily from vendors who are creating the hottest styles and colors, providing an ever-changing showcase of the newest fashion available for men, women, and kids. For more information and further details, please visit the Jimmy Jazz website at www.JimmyJazz.com.

MA intends to operate the stores under the current Man Alive or Decibel name and to build on the goodwill established by the Man Alive name by applying its successful merchandising and marketing techniques of Jimmy Jazz to the operations of these stores.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.

Factors relating to the proposed MA transaction that could cause actual results to differ materially include, but are not limited to: the announcement of, but failure to close, the sale to MA, in which event performance of the Man Alive business is likely to deteriorate further, including, but not limited to, further declining sales and the loss of customers and employees. Factors that could result in the failure of the proposed MA transaction to close include, but are not limited to, the failure of either party to satisfy any of their conditions to closing under the definitive agreement. In addition, the failure of MA to discharge its post-closing liabilities under the leases it is assuming from Man Alive or the failure of the Company to obtain all the consents of the landlords to allow the assignment of the leases, could cause actual results of the Company to differ materially since either such event could result in certain liabilities remaining with the Company.

Other factors that could cause results of the Company to differ materially include, but are not limited to: changing consumer preferences; the Company's inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company's stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the Company's Securities and Exchange Commission filings.

The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Investor Relations:

Edward W. Wilhelm, (317) 899-1022 ext. 6914
Executive Vice President - Chief Financial Officer
The Finish Line, Inc., Indianapolis

Media Requests:

Elise Hasbrook, (317) 899-1022 ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis